UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
(Amendment No. ___)*
Entropic Communications, Inc.

(Name of Issuer)
Common Stock, $0.001 par value per share

(Title of Class of Securities)
29384R 10 5

(CUSIP Number)
December 31, 2007

(Date of Event Which Requires Filing of This Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☑	Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	29384R 10 5	13 G	Page	2	of	13 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Focus Ventures II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,837,998 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

3,837,998 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,837,998 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.68%(3)

12	TYPE OF REPORTING PERSON*

PN
(1) This Schedule 13G is filed by Focus Ventures II, L.P. (“FV II”), Focus Ventures Partners II, L.P. (“FVP II”), FV Investors II QP, L.P. (“FV II QP”), FV Investors II A, L.P. (“FV II A”), Focus Management, Inc. (“FMI”), Steven P. Bird (“Bird”), Kevin J. McQuillan (“McQuillan”), James Boettcher (“Boettcher,” and, together with FV II, FVP II, FV II QP, FV II A, FMI, Bird and McQuillan, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 3,646,098 shares held by FV II; (ii) 143,925 shares held by FV II QP; and (iii) 47,975 shares held by FV II A. FVP II serves as the General Partner of FV II and has sole voting and investment control over the shares owned by FV II, and may be deemed to own beneficially the shares held by FV II. FMI serves as the General Partner of FV II QP and FV II A and has sole voting and investment control over the shares owned by FV II QP and FV II A, and may be deemed to own beneficially the shares held by FV II QP and FV II A. Bird, McQuillan and Boettcher are General Partners of FVP II and directors of FMI and share voting and dispositive power over the shares held by FV II, FV II QP and FV II A, and may be deemed to own beneficially the shares held by FV II, FV II QP and FV II A; however, Bird, McQuillan and Boettcher own no securities of the Issuer directly and disclaim beneficial ownership of the shares held by FV II, FV II QP and FV II A, except to the extent of their respective pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.
(3) The percentages set forth on the cover sheets are calculated based on 67,614,775 shares of Common Stock reported to be outstanding as of December 6, 2007 in the Issuer’s most recently filed Form S-1/A as filed with the SEC on December 6, 2007.

CUSIP No.	29384R 10 5	13 G	Page	3	of	13 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Focus Ventures Partners II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,837,998 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

3,837,998 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,837,998 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.68%(3)

12	TYPE OF REPORTING PERSON*

PN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 3,646,098 shares held by FV II; (ii) 143,925 shares held by FV II QP; and (iii) 47,975 shares held by FV II A. FVP II serves as the General Partner of FV II and has sole voting and investment control over the shares owned by FV II, and may be deemed to own beneficially the shares held by FV II. FMI serves as the General Partner of FV II QP and FV II A and has sole voting and investment control over the shares owned by FV II QP and FV II A, and may be deemed to own beneficially the shares held by FV II QP and FV II A. Bird, McQuillan and Boettcher are General Partners of FVP II and directors of FMI and share voting and dispositive power over the shares held by FV II, FV II QP and FV II A, and may be deemed to own beneficially the shares held by FV II, FV II QP and FV II A; however, Bird, McQuillan and Boettcher own no securities of the Issuer directly and disclaim beneficial ownership of the shares held by FV II, FV II QP and FV II A, except to the extent of their respective pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.
(3) The percentages set forth on the cover sheets are calculated based on 67,614,775 shares of Common Stock reported to be outstanding as of December 6, 2007 in the Issuer’s most recently filed Form S-1/A as filed with the SEC on December 6, 2007.

CUSIP No.	29384R 10 5	13 G	Page	4	of	13 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FV Investors II QP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,837,998 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

3,837,998 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,837,998 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.68% (3)

12	TYPE OF REPORTING PERSON *

PN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 3,646,098 shares held by FV II; (ii) 143,925 shares held by FV II QP; and (iii) 47,975 shares held by FV II A. FVP II serves as the General Partner of FV II and has sole voting and investment control over the shares owned by FV II, and may be deemed to own beneficially the shares held by FV II. FMI serves as the General Partner of FV II QP and FV II A and has sole voting and investment control over the shares owned by FV II QP and FV II A, and may be deemed to own beneficially the shares held by FV II QP and FV II A. Bird, McQuillan and Boettcher are General Partners of FVP II and directors of FMI and share voting and dispositive power over the shares held by FV II, FV II QP and FV II A, and may be deemed to own beneficially the shares held by FV II, FV II QP and FV II A; however, Bird, McQuillan and Boettcher own no securities of the Issuer directly and disclaim beneficial ownership of the shares held by FV II, FV II QP and FV II A, except to the extent of their respective pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.
(3) The percentages set forth on the cover sheets are calculated based on 67,614,775 shares of Common Stock reported to be outstanding as of December 6, 2007 in the Issuer’s most recently filed Form S-1/A as filed with the SEC on December 6, 2007.

CUSIP No.	29384R 10 5	13 G	Page	5	of	13 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FV Investors II A, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares of Common Stock

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,837,998 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares of Common Stock

WITH	8	SHARED DISPOSITIVE POWER

3,837,998 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,837,998 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.68% (3)

12	TYPE OF REPORTING PERSON*

PN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 3,646,098 shares held by FV II; (ii) 143,925 shares held by FV II QP; and (iii) 47,975 shares held by FV II A. FVP II serves as the General Partner of FV II and has sole voting and investment control over the shares owned by FV II, and may be deemed to own beneficially the shares held by FV II. FMI serves as the General Partner of FV II QP and FV II A and has sole voting and investment control over the shares owned by FV II QP and FV II A, and may be deemed to own beneficially the shares held by FV II QP and FV II A. Bird, McQuillan and Boettcher are General Partners of FVP II and directors of FMI and share voting and dispositive power over the shares held by FV II, FV II QP and FV II A, and may be deemed to own beneficially the shares held by FV II, FV II QP and FV II A; however, Bird, McQuillan and Boettcher own no securities of the Issuer directly and disclaim beneficial ownership of the shares held by FV II, FV II QP and FV II A, except to the extent of their respective pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.
(3) The percentages set forth on the cover sheets are calculated based on 67,614,775 shares of Common Stock reported to be outstanding as of December 6, 2007 in the Issuer’s most recently filed Form S-1/A as filed with the SEC on December 6, 2007.

CUSIP No.	29384R 10 5	13 G	Page	6	of	13 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Focus Management, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,837,998 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

3,837,998 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,837,998 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.68% (3)

12	TYPE OF REPORTING PERSON*

CO
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 3,646,098 shares held by FV II; (ii) 143,925 shares held by FV II QP; and (iii) 47,975 shares held by FV II A. FVP II serves as the General Partner of FV II and has sole voting and investment control over the shares owned by FV II, and may be deemed to own beneficially the shares held by FV II. FMI serves as the General Partner of FV II QP and FV II A and has sole voting and investment control over the shares owned by FV II QP and FV II A, and may be deemed to own beneficially the shares held by FV II QP and FV II A. Bird, McQuillan and Boettcher are General Partners of FVP II and directors of FMI and share voting and dispositive power over the shares held by FV II, FV II QP and FV II A, and may be deemed to own beneficially the shares held by FV II, FV II QP and FV II A; however, Bird, McQuillan and Boettcher own no securities of the Issuer directly and disclaim beneficial ownership of the shares held by FV II, FV II QP and FV II A, except to the extent of their respective pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.
(3) The percentages set forth on the cover sheets are calculated based on 67,614,775 shares of Common Stock reported to be outstanding as of December 6, 2007 in the Issuer’s most recently filed Form S-1/A as filed with the SEC on December 6, 2007.

CUSIP No.	29384R 10 5	13 G	Page	7	of	13 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Steven P. Bird

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,837,998 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

3,837,998 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,837,998 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.68% (3)

12	TYPE OF REPORTING PERSON*

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 3,646,098 shares held by FV II; (ii) 143,925 shares held by FV II QP; and (iii) 47,975 shares held by FV II A. FVP II serves as the General Partner of FV II and has sole voting and investment control over the shares owned by FV II, and may be deemed to own beneficially the shares held by FV II. FMI serves as the General Partner of FV II QP and FV II A and has sole voting and investment control over the shares owned by FV II QP and FV II A, and may be deemed to own beneficially the shares held by FV II QP and FV II A. Bird, McQuillan and Boettcher are General Partners of FVP II and directors of FMI and share voting and dispositive power over the shares held by FV II, FV II QP and FV II A, and may be deemed to own beneficially the shares held by FV II, FV II QP and FV II A; however, Bird, McQuillan and Boettcher own no securities of the Issuer directly and disclaim beneficial ownership of the shares held by FV II, FV II QP and FV II A, except to the extent of their respective pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.
(3) The percentages set forth on the cover sheets are calculated based on 67,614,775 shares of Common Stock reported to be outstanding as of December 6, 2007 in the Issuer’s most recently filed Form S-1/A as filed with the SEC on December 6, 2007.

CUSIP No.	29384R 10 5	13 G	Page	8	of	13 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Kevin J. McQuillan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,837,998 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

3,837,998 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,837,998 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.68% (3)

12	TYPE OF REPORTING PERSON*

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 3,646,098 shares held by FV II; (ii) 143,925 shares held by FV II QP; and (iii) 47,975 shares held by FV II A. FVP II serves as the General Partner of FV II and has sole voting and investment control over the shares owned by FV II, and may be deemed to own beneficially the shares held by FV II. FMI serves as the General Partner of FV II QP and FV II A and has sole voting and investment control over the shares owned by FV II QP and FV II A, and may be deemed to own beneficially the shares held by FV II QP and FV II A. Bird, McQuillan and Boettcher are General Partners of FVP II and directors of FMI and share voting and dispositive power over the shares held by FV II, FV II QP and FV II A, and may be deemed to own beneficially the shares held by FV II, FV II QP and FV II A; however, Bird, McQuillan and Boettcher own no securities of the Issuer directly and disclaim beneficial ownership of the shares held by FV II, FV II QP and FV II A, except to the extent of their respective pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.
(3) The percentages set forth on the cover sheets are calculated based on 67,614,775 shares of Common Stock reported to be outstanding as of December 6, 2007 in the Issuer’s most recently filed Form S-1/A as filed with the SEC on December 6, 2007.

CUSIP No.	29384R 10 5	13 G	Page	9	of	13 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) James Boettcher

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,837,998 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

3,837,998 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,837,998 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.68% (3)

12	TYPE OF REPORTING PERSON*

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes (i) 3,646,098 shares held by FV II; (ii) 143,925 shares held by FV II QP; and (iii) 47,975 shares held by FV II A. FVP II serves as the General Partner of FV II and has sole voting and investment control over the shares owned by FV II, and may be deemed to own beneficially the shares held by FV II. FMI serves as the General Partner of FV II QP and FV II A and has sole voting and investment control over the shares owned by FV II QP and FV II A, and may be deemed to own beneficially the shares held by FV II QP and FV II A. Bird, McQuillan and Boettcher are General Partners of FVP II and directors of FMI and share voting and dispositive power over the shares held by FV II, FV II QP and FV II A, and may be deemed to own beneficially the shares held by FV II, FV II QP and FV II A; however, Bird, McQuillan and Boettcher own no securities of the Issuer directly and disclaim beneficial ownership of the shares held by FV II, FV II QP and FV II A, except to the extent of their respective pecuniary interests therein. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007.
(3) The percentages set forth on the cover sheets are calculated based on 67,614,775 shares of Common Stock reported to be outstanding as of December 6, 2007 in the Issuer's most recently filed Form S-1/A as filed with the SEC on December 6, 2007.

Introductory Note: This Statement on Schedule 13G is filed on behalf of Focus Ventures II, L.P., Focus Ventures Partners II, L.P., FV Investors II QP, L.P., FV Investors II A, L.P., Focus Management, Inc., Steven P. Bird, Kevin J. McQuillan and James Boettcher in respect of shares of Common Stock, par value $0.001 per share (“Common Stock”), of Entropic Communications, Inc. (the “Issuer”).
Item 1

(a)	Name of Issuer:	Entropic Communications, Inc.

(b)	Address of Issuer’s
	Principal Executive Offices:	9276 Scranton Road, Suite 200
San Diego, California 92121
Item 2
(a)	Name of Person(s) Filing:
Focus Ventures II, L.P. (“FV II”)
Focus Ventures Partners II, L.P. (“FVP II”)
FV Investors II QP, L.P. (“FV II QP”)
FV Investors II A, L.P. (“FV II A”)
Focus Management, Inc. (“FMI”)
Steven P. Bird (“Bird”)
Kevin J. McQuillan (“McQuillan”)
James Boettcher (“Boettcher”)

(b)	Address of Principal Business Office:	c/o Focus Ventures
525 University Avenue, Suite 1400
Palo Alto, California 94301

(c)	Citizenship:

FV II	Delaware, United States of America
FVP II	Delaware, United States of America
FV II QP	Delaware, United States of America
FV II A	Delaware, United States of America
FMI	California, United States of America
Bird	United States of America
McQuillan	United States of America
Boettcher	United States of America
(d)	Title of Class of Securities: Common Stock

(e)	CUSIP Number: 29384R 10 5
Item 3     Not applicable.

Page 10 of 13 Pages

Item 4      Ownership.
The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2007:

			Shared	Sole	Shared
	Shares Held	Sole Voting	Voting	Dispositive	Dispositive	Beneficial	Percentage
Reporting Persons	Directly	Power	Power (1)	Power	Power (1)	Ownership (1)	of Class (2)
FV II	3,646,098	0	3,837,998	0	3,837,998	3,837,998	5.68%

FVP II	0	0	3,837,998	0	3,837,998	3,837,998	5.68%

FV II QP	143,925	0	3,837,998	0	3,837,998	3,837,998	5.68%

FV II A	47,975	0	3,837,998	0	3,837,998	3,837,998	5.68%

FMI	0	0	3,837,998	0	3,837,998	3,837,998	5.68%

Bird	0	0	3,837,998	0	3,837,998	3,837,998	5.68%

McQuillan	0	0	3,837,998	0	3,837,998	3,837,998	5.68%

Boettcher	0	0	3,837,998	0	3,837,998	3,837,998	5.68%

(1)	FVP II serves as the General Partner of FV II and has sole voting and investment control over the shares owned by FV II, and may be deemed to own beneficially the shares held by FV II. FMI serves as the General Partner of FV II QP and FV II A and has sole voting and investment control over the shares owned by FV II QP and FV II A, and may be deemed to own beneficially the shares held by FV II QP and FV II A. Bird, McQuillan and Boettcher are General Partners of FVP II and directors of FMI and share voting and dispositive power over the shares held by FV II, FV II QP and FV II A, and may be deemed to own beneficially the shares held by FV II, FV II QP and FV II A; however, Bird, McQuillan and Boettcher own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by FV II, except to the extent of their respective pecuniary interests therein.

(2)	The percentages set forth on the cover sheets are calculated based on 67,614,775 shares of Common Stock reported to be outstanding as of December 6, 2007 in the Issuer’s most recently filed Form S-1/A as filed with the SEC on December 6, 2007.
Item 5       Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:     ☐
Item 6       Ownership of More Than Five Percent on Behalf of Another Person.
Not applicable.
Item 7       Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding              Company.
Not applicable.
Item 8       Identification and Classification of Members of the Group.
Not applicable.
Item 9       Notice of Dissolution of Group.
Not applicable.
Item 10    Certification.
Not applicable.

Page 11 of 13 Pages

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: March 13, 2008
FOCUS VENTURES II, L.P.
By its General Partner, Focus Ventures Partners II, L.P.

/s/ Steven P. Bird
Steven P. Bird
General Partner

FOCUS VENTURES PARTNERS II, L.P.

/s/ Steven P. Bird
Steven P. Bird
General Partner

FV INVESTORS II QP, L.P.
FV INVESTORS II A, L.P.
By its General Partner, Focus Management, Inc.

/s/ Steven P. Bird
Steven P. Bird

FOCUS MANAGEMENT, INC.

/s/ Steven P. Bird
Steven P. Bird

/s/ Steven P. Bird
Steven P. Bird

/s/ Kevin J. McQuillan
Kevin J. McQuillan

/s/ James Boettcher
James Boettcher
Exhibit(s):
A — Joint Filing Statement

Page 12 of 13 Pages

EXHIBIT A
JOINT FILING STATEMENT
We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of Entropic Communications, Inc. is filed on behalf of each of us.
Dated: March 13, 2008
FOCUS VENTURES II, L.P.
By its General Partner, Focus Ventures Partners II, L.P.

/s/ Steven P. Bird Steven P. Bird
General Partner

FOCUS VENTURES PARTNERS II, L.P.

/s/ Steven P. Bird Steven P. Bird
General Partner

FV INVESTORS II QP, L.P.
FV INVESTORS II A, L.P.
By its General Partner, Focus Management, Inc.

/s/ Steven P. Bird Steven P. Bird

FOCUS MANAGEMENT, INC.

/s/ Steven P. Bird Steven P. Bird

/s/ Steven P. Bird Steven P. Bird

/s/ Kevin J. McQuillan Kevin J. McQuillan

/s/ James Boettcher James Boettcher

Page 13 of 13 Pages